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                                                                       Exhibit A

                               POWER OF ATTORNEY

We, the undersigned Telefonaktiebolaget LM Ericsson (publ) ("Ericsson") having our registered office at Telefonplan, S-126 25 Stockholm, Sweden, do hereby authorize Mr. Lawrence F. Lyles to on our behalf make a filing to the U.S. Securities and Exchange Commission following the acquisition on April 9, 2000, by Ericsson's wholly owned subsidiary Ericsson Holding International B.V., of 375,000 shares of common stock in Merrimac Industries Inc.

This power of attorney is valid until May 31st, 2000.

Stockholm, April 19, 2000

TELEFONAKTIEBOLAGET LM ERICSSON (publ)



/SGD/ CARL OLOF BLOMQVIT                 /SGD/ MANS EKELOF
------------------------                 ------------------
Carl Olof Blomqvit                       Mans Ekelof
Senior Vice President                    Vice President
General Counsel                          Assistant General Counsel